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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                          YEAR ENDED DECEMBER 31, 2001
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                            NUMBER OF        PERCENT           EQUIVALENT
                                                             SHARES        OUTSTANDING           SHARES
                                                          -------------   --------------     --------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                        639       100.00%                   639

After Initial Public Offering
  1998 Common Stock Offering                                 15,000,000       100.00%            15,000,000
  Preferred Stock Converted to Common Stock                  60,511,692       100.00%            60,511,692
  1999 Common Stock Offering                                 21,041,100       100.00%            21,041,100
  2000 Common Stock Offering                                 10,703,109       100.00%            10,703,109
  Cash in Lieu of Stock Split                                      (577)      100.00%                  (577)
  Treasury Shares                                              (327,495)      100.00%              (327,495)
  Warrants Exercised                                            765,833       100.00%               765,833
  Stock Options Exercised                                     1,277,082        88.82%             1,134,343
  Employee Stock Discount Purchase Plan Shares Issued           927,697        58.55%               543,171
  Common Stock Issued for Business Acquisitions               5,315,779        70.43%             3,744,056
                                                                                             --------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                                             113,115,871

NET LOSS APPLICABLE TO COMMON STOCK                                                          $     (431,813)

NET LOSS PER SHARE, BASIC AND DILUTED                                                        $        (3.82)
                                                                                             ==============
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